Exhibit 4.1

THORNBURG MORTGAGE, INC.

AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT

THIS AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT (this “Amendment”) is made as of April 1, 2008 between THORNBURG MORTGAGE, INC., a Maryland corporation (the “Company”), and AMERICAN STOCK TRANSFER AND TRUST COMPANY, a New York banking corporation (the “Rights Agent”).

WHEREAS, the Company and Mellon Investor Services LLC, a New Jersey limited liability company, entered into that certain Shareholder Rights Agreement, dated as of January 25, 2001 (the “Original Rights Agreement”),

WHEREAS, the Company and the Rights Agent entered into that certain Agreement of Substitution and Amendment of Shareholder Rights Agreement dated May 9, 2002 to substitute in the current Rights Agent (together with the Original Rights Agreement, the “Rights Agreement”) (capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Rights Agreement); and

WHEREAS, the Company desires to amend the Rights Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment hereby agree as follows:

1. Amendment.

(a) The portion of the sentence defining “Expiration Date” in Section 7(a) of the Rights Agreement is amended and restated to read as follows:

“…the earlier of (i) the Close of Business on April 2, 2008 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed in accordance with Section 23, and (iii) the time at which such Rights are exchanged in accordance with Section 24 (the earlier of (i), (ii), (iii) and (iv), the “Expiration Date”).

2. Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

THORNBURG MORTGAGE, INC.

By:	/s/ Clarence G. Simmons, III
Name:	Clarence G. Simmons, III
Title:	Senior Executive Vice President and
Chief Financial Officer

AMERICAN STOCK TRANSFER AND TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President

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